Exhibit 4.14



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DATED       20 January 2003








                                (1) ebookers plc

                                     - and -

                                (2) Sanjiv Talwar


              ----------------------------------------------------

                              COMPROMISE AGREEMENT

              ----------------------------------------------------





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

                                    CONTENTS

1.  INTERPRETATION............................................................................................1

2.  SEVERANCE PAYMENT AND CONTINUING BENEFITS.................................................................2

3.  SHARE OPTIONS.............................................................................................3

4.  RESIGNATION OF DIRECTOR...................................................................................3

5.  REASONABLE ASSISTANCE.....................................................................................4

6.  LEGAL EXPENSES............................................................................................4

7.  WARRANTIES................................................................................................5

8.  TAX INDEMNITY.............................................................................................5

9.  CONFIDENTIALITY...........................................................................................5

10. COMPANY PROPERTY..........................................................................................5

11. CLAIMS AGAINST THE COMPANY................................................................................6

12. DIRECTORS AND OFFICERS LIABILITY INSURANCE................................................................9

13. WHOLE AGREEMENT...........................................................................................9

14. THIRD PARTY RIGHTS.......................................................................................10

15. HEADINGS.................................................................................................11

THIS AGREEMENT is made on                                        20 January 2003

BETWEEN

(1) ebookers plc (No 3818962) whose registered office is at 25 Farringdon Street, London EC4A 4AB ("Company"); and

(2) Sanjiv Talwar of 8 Altior Court, 74 Shepherds Hill, Highgate N6 5RJ ("Director")

BACKGROUND

1.       The Director is employed under the terms of the Service Agreement.

2. The Director's employment with the Company will terminate on the Termination Date.

3. The Company is entering into this agreement for itself and as agent for all its Associated Companies and is duly authorised in that behalf.

IT IS AGREED

1.       INTERPRETATION

    In this agreement:

         "Additional Tax"                   means further income tax,
                                            national insurance contributions,
                                            interest and/or penalties thereon
                                            arising in respect of the payments
                                            made and benefits provided under
                                            this agreement, other than the
                                            income tax deducted under clause 2
                                            below.

         "Associated Company"               means a company in which
                                            the Company or any Holding Company
                                            or Subsidiary Company is directly or
                                            indirectly beneficially interested
                                            in 10 % (ten per cent) or more of
                                            that company's issued ordinary share
                                            capital. "Holding Company" and
                                            "Subsidiary Company" have the
                                            meanings defined by section 736 of
                                            the Companies Act 1985 (or any
                                            statutory modification or
                                            re-enactment of that Act).

         "Board of Directors"               means the board of directors of the
                                            Company from time to time

         "Service Agreement "               means the undated contract between
                                            the Director and the Company signed
                                            by the  Director and Dinesh Dhamija


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         "PAYE Regulations"                 means the Income Tax (Employment)
                                            Regulations 1993 (as amended,
                                            extended or replaced from time to
                                            time).

         "Termination Date"                 means 20 January 2003.

         "Share Option Agreement"           means the Option Agreement between
                                            ebookers.com plc and Sanjiv Talwar
                                            dated 21 October 1999.

2. OUTSTANDING SALARY/HOLIDAY PAY/BONUS, EXPENSES, SEVERANCE PAYMENT AND CONTINUING BENEFITS

    Subject to the Director's compliance with all obligations imposed by virtue of this agreement and in full and final settlement of the claims set out in clause 11.1 and 11.2 below, the Company shall, as compensation for loss of employment but without admission of liability

         2.1  Outstanding salary, holiday pay and bonus

                  Pay to the Director within 14 days of the date of this agreement the gross sum of (pound)25,036 which is comprised of: (pound)8,100 accrued salary; (pound)736 accrued holiday pay; (pound)16,200 bonus payment in respect of the China Project. The Company shall deduct from the gross sum of (pound)25,036 income tax and national insurance contributions as required by the Inland Revenue or other statutory body as required by law.

         2.2      Expenses

                  Pay to the Director within 14 days of the date of this agreement the sum of (pound)1,850 in respect of expenses owing to the Director.

         2.3      Severance Payment

                  Pay to the Director within 14 days of the date of this agreement an ex gratia payment of (pound)68,765 ("Severance Payment"). It is the understanding of the parties to this agreement that the first (pound)30,000 of the Severance Payment may be paid free of income tax and national insurance contributions. The Company shall deduct form the Severance Payment basic rate income tax and national insurance contributions on the balance in excess of (pound)30,000 and will account for the same to the Inland Revenue or other statutory authority as required by law.


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         2.4      Private Medical Insurance

                  Until 31 May 2003 or until the Director takes up full time employment with another employer, whichever is the sooner, continue to provide for the benefit of the Director private medical insurance with the Norwich Union including cover for the Director's spouse/family on the same terms and conditions as applied immediately prior to the Termination Date.

         2.5      Bonus

                  The Remuneration Committee of the Company shall meet in March 2003 to consider payment of a bonus to its executive directors, including the Director, to a value of up to 5% of salary in respect of the financial year 2002-2003. Payment of a bonus to the Director shall be determined at the absolute discretion of the Remuneration Committee. The Company shall deduct from any monies paid to the Director any income tax and national insurance contributions required by the Inland Revenue or other statutory authority as required by law.

         2.6 Any further liability in respect of Additional Tax due on the Severance Payment and any other benefits pursuant to this agreement shall be the Directors' alone.

3.       SHARE OPTIONS

          3.1 The Company confirms that all the remaining share options granted to the Director on 3 April 1999 pursuant to the Share Option Agreement have become fully and unconditionally vested in the Director and may be exercised by him under Clause 6.1.2 of the Share Option Agreement at any time on or before 2 April 2009, subject to the rules of the Share Option Agreement.

          3.2 The Company hereby confirms that it has waived the requirement under Clause 6.1.2 for the Director to give "notice in writing" to the Members of the Group (as defined by the Share Option Agreement) by which he is employed of his ceasing to be a director or employee.

          3.3 The Company also confirms that in the event of a variation in the equity share capital of the Company the directors of the Company will exercise their discretion (pursuant to Clause 4.1 of the Share Option Agreement) to adjust the number or nominal amount of Shares comprised in each Option and/or the option price in such a way as in the opinion of the directors is fair and reasonable to take account of the effect of such variation on the Option. The exercise of the discretion shall be subject to clause 4.2 of the Share Option Agreement. For the avoidance of doubt, variation in the equity share capital refers, for example, to share split or consolidation, bonus issues of shares etc. Variation in the equity share capital does not refer to, for example, issue of shares on acquisitions, exercise of options etc.

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3.4               For the avoidance of doubt the Company also confirms that it will use its best endeavours to provide the Director with prompt assistance in, itself or through outsourced agents, executing the share sale certificate(s) and in having the shares listed with the listing authority.

4.       RESIGNATION OF DIRECTOR

         4.1 The Director shall with effect from 20 January 2003 resign as a director of the Company and any of its Associated Companies by signing the letter of resignation attached to this agreement at Schedule 2, which shall be deemed to have been delivered to the Company and the relevant Associated Companies as at the date of this agreement.

         4.2 The Director shall immediately do all such acts and things as the Company may require to effect the resignation from other offices with the Company or any of its Associated Companies or which the Director held by reason of employment by the Company including (but without prejudice to the generality of the above) any trusteeships.

         4.3 Having resigned as a director of the Company and from such other offices which the Director holds with any Associated Company the Director will not represent or suggest in any way any continued authority in respect of or in connection to the Company or any Associated Company

5.      REASONABLE ASSISTANCE

    Up to 31 May 2003 the Director agrees to provide reasonable assistance to the Company in connection with queries arising in respect of his former duties as Managing Director, at reasonable notice, given by a Board director of the Company. It is agreed by the Company that if the Director is out of the country when assistance is required he will not be expected to return to the UK in order to provide the assistance, but shall be required to provide assistance to an equivalent standard and timing by way of telephone or other means of communication. The Company will also reimburse the Director for any reasonable out of pocket expenses incurred by him in providing the assistance, subject to those expenses being agreed in advance by a director of the Company.

6.       LEGAL EXPENSES

    The Company shall on the production of an appropriate copy VAT invoice addressed to the Director for payment by the Company, pay to the Director's relevant independent adviser as referred to in clause 11.4 below (within 30 days of the receipt of the copy VAT invoice) the Director's legal expenses relating exclusively to the negotiation and preparation of this agreement,

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    of (pound)2,736 plus VAT. Payment will be made direct to the Director's legal advisers.

7.       WARRANTIES

         7.1 The Director warrants to the Company that as of the date of this agreement the Director has not commenced employment and has not agreed to accept nor received any offer of employment from any person firm or company, the expression "employment" for the purpose of this clause to include any contract of service, any contract for services, any partnership or agency agreement.

         7.2 The Director warrants to the Company that as far as the Director is aware there is not in existence at the date of this agreement any material fact concerning the performance of the Service Agreement or otherwise relating to the business of the Company or any breach of any material term (express or implied) of the Service Agreement which has not been disclosed to the Board.

8.       TAX INDEMNITY

    The Director undertakes that if the Company or any of its Associated Companies is called upon to account to the Inland Revenue to pay any Additional Tax the Director will, at the written request of such company, immediately pay to such company an amount equal to the Additional Tax (on an after-tax basis), provided always the company has notified the Director as soon as reasonably practicable after it becomes aware of any claim for Additional Tax being raised by the Inland Revenue.

9.       CONFIDENTIALITY

         9.1 The Director undertakes that the Director will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Associated Companies or any of its or their officers or directors.

9.2 The Director agrees to keep the terms on which the Director's employment is terminated strictly confidential and agrees not to disclose, communicate or otherwise make public the same to anyone (save to the Director's immediate family, professional advisers and the relevant tax authorities and otherwise as may be required to be disclosed by law).

10.      COMPANY PROPERTY

    The Director undertakes that all property, equipment, records, correspondence, documents, files and other information (whether originals,

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    copies or extracts or in any electronic format) belonging to the Company or any of its Associated Companies (other than as specified in this agreement) has been returned by 20 January 2003 and that the Director has not retained any copies.

         10.1 The Director will however, be entitled to retain his Company Laptop Computer and mobile phone and use of his current mobile phone number for consideration of (pound)1,000. This sum has already been deducted from the Severance Payment. In relation to the mobile phone, there shall be a period of approximately (but not limited to) one month from the Termination Date whilst arrangements are made for the mobile phone to be transferred to the Director ("Handover Period"). During this Handover Period, the Director shall reimburse the Company for all costs associated with the mobile phone to include, but not be limited to, insurance, line rental and phone calls within 30 days of receiving notice from the Company of the amounts due. The Director shall complete all paperwork required for transfer of the mobile phone to him, and if he does not do so within 14 days of this being forwarded to him the Company shall place a bar on use of the phone. The Director agrees to allow a representative of the Company to access the laptop computer during the week commencing 20 January 2003 to remove all records, correspondence, documents, files and other information belonging to the Company or any of its Associated companies. The Director undertakes he shall not retain any copies of any such records, correspondence, documents, files and other information belonging the to the Company or any of its Associated companies contained on the laptop computer.

11.      CLAIMS AGAINST THE COMPANY

         11.1 The Director believes that but for this agreement he could bring proceedings against the Company, its Associated Companies, and its/their respective shareholders, officers or directors for the contractual and statutory claims listed below:

                  11.1.1    wrongful dismissal; and

                  11.1.2    breach of contract; and


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                  11.1.3    unlawful deduction of wages under the Employment
                            Rights Act 1996 (as amended) ("ERA"); and

                  11.1.4    unfair dismissal under the ERA; and

                  11.1.5 unlawful discrimination on grounds of sex or marital status (including for the avoidance of doubt victimisation) under the Sex Discrimination Act 1975 (as amended) ("SDA"); and

                  11.1.6 unlawful discrimination on grounds of race, colour, ethnic or national origins, nationality (including for the avoidance of doubt victimisation) under the Race Relations Act 1976 (as amended) ("RRA"); and

                  11.1.7 unlawful discrimination on grounds of disability (including for the avoidance of doubt victimisation) under the Disability Discrimination Act 1995 (as amended) ("DDA"); and

                  11.1.8  under the Equal Pay Act 1970 (as amended) ("EPA"); and

                  11.1.9 under the Trade Union and Labour Relations (Consolidation) Act 1992 ("TULR(C)A"); and

                  11.1.10 under the National Minimum Wage Act 1998 ("NMWA"); and

                  11.1.11 under the Transfer of Undertaking (Protection of
                          Employment) Regulations 1981 ("TUPE"); and

                  11.1.12 under the Working Time Regulations 1998 ("WTR"); and

                  11.1.13 under the Transnational Information and Consultation of Director Regulations 1999 ("TICER"); and

                  11.1.14 under the Part-Time Workers (Prevention of Less
                          Favourable Treatment) Regulations 2000 ("PTWR"); and

                  11.1.15 under the  Fixed-Term  Directors  Regulations
                          (Prevention of Less  Favourable  Treatment)
                          Regulations  2002 ("FTER"); and


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                  11.1.16 under the Treaty of Amsterdam.

         11.2 The terms of this agreement are reached without admission of liability and are in full and final settlement of all claims (if any) whether contractual, statutory or otherwise and whether under United Kingdom and/or European Union law (including but not limited o the Director's claims under clause 11.1 above) which the Director has or may have against the Company or any of its Associated Companies or their respective shareholders, officers or directors arising out of or in connection with the Director's employment or its termination.

         11.3 The Director represents and warrants that the claims listed at clause 11.1 include all of the complaints, claims and concerns which with the benefit of legal advice the Director believes that he has against the Company or any of its Associated Companies or their respective shareholders, officers or directors arising out of the Director's employment under the Directors Service Agreement or any act or omission relating to the Director's employment or relating to, arising out of or connected to the manner of its termination.

         11.4     The Director represents and warrants that:

                  11.4.1 the Director has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Director's ability to pursue statutory rights before an employment tribunal. The name of the relevant independent adviser who has so advised the Director is Howard Hymanson of Pritchard Englefield of 14 New Street, London EC2M HE and the Director further agrees that he will procure that the relevant independent adviser completes and returns to the Company the endorsement annexed to this agreement at schedule 1; and

                  11.4.2 the Director is advised by the relevant independent adviser that there is in force and was, at the time the Director received the advice referred to above a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Director in respect of loss arising in consequence of that advice; and

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                  11.4.3  the Director has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Service Agreement or its termination and the Director undertakes that no proceedings have been or will be issued in connection with the same and if such proceedings are issued the Director accepts and agrees that all monies paid to the Director under this agreement will be repayable to the Company, as a debt and upon demand; and

                  11.4.4 as at the date of this agreement, the Director is not aware of any facts or matters which might give rise to a claim for personal injury against the Company or any of its Associated Companies.

         11.5 The Company and the Director agree and acknowledge that the conditions regulating compromise agreements and to compromise contracts contained in the ERA, the SDA, the RRA, the DDA, the NMWA and in any other act or statutory instrument referred to in clause 11.1 above are intended to be and have been satisfied.

         11.6 The Director shall indemnify the Company in full and keep the Company fully indemnified for and against all and any claims, demands, judgements, orders, liabilities, damages, expenses or costs (including without limitation all reasonable legal and professional fees and disbursements together with VAT thereon) incurred by the Company arising out of or in connection with any breach by the Director of the warranties in this clause 11.

12.      DIRECTORS AND OFFICERS LIABILITY INSURANCE

    Subject to a Directors' and Officers' Liability insurance policy (covering claims against directors of the Company and any Associated company) being in place for the Company, the Company shall maintain in force on a continuing basis Directors' and Officers' Liability insurance providing the Director with not less than the level of cover currently in force in order to protect the director from claims in respect of the period during which he was a director of the Company and any Associated Company. This policy shall be maintained in force for a period of not less than 6 years from the termination date save in respect of any alterations to the policy as may be required by the underwriter of the policy.

13.      WHOLE AGREEMENT

    This agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisors and all


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    statements, representations, terms and conditions, warranties, guarantees, proposals, communications, and understandings whenever given and whether orally or in writing.

14.      THIRD PARTY RIGHTS

Nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.



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15.      HEADINGS

    The headings to clauses in this agreement are for convenience only and have no legal effect.




SIGNED   /S/DINESH DHAMIJA
.................................................................................

         For and on behalf of ebookers plc




SIGNED   /S/SANJIV TALWAR
.................................

        Mr Sanjiv Talwar



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                                   SCHEDULE 1

INDEPENDENT ADVISER'S ENDORSEMENT ADDRESSED TO THE BOARD OF DIRECTORS OF THE COMPANY

I, Howard Hymanson of Pritchard Englefield of 14 New Street, London EC2M 4HE confirm that I have given independent legal advice to Sanjiv Talwar of 8 Altior Court, 74 Shepherds Hill, Highgate, N6 5RJ as to the terms and effect of the above Agreement and in particular its effect on Mr Talwar's ability to pursue his rights before an employment tribunal.

I confirm that I am a "relevant independent adviser" (as such term is defined in section 203 of the Employment Rights Act 1996) and that there is and was at the time I gave the advice referred to above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by Sanjiv Talwar in respect of any loss arising in consequence of that advice.




SIGNED   /S/HOWARD HYMANSON
.................................................................................

        Howard Hymanson


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                                   Schedule 2

                              Letter of Resignation



Private and confidential

The Directors
Ebookers plc
25 Farringdon Street
London
EC4 4AB


20 January 2003


Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of the Company and each of its direct and indirect subsidiaries of which I am a Director. My resignation is to be effective at close of business on 20 January 2003.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies and given to the London Stock Exchange.

Yours faithfully